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                                                                    Exhibit 99.1

Contacts:      For Media:       Kevin Foley
                                (212) 578-4132

               For Investors:   Eric Steigerwalt
                                (212) 578-8670



                 METLIFE ANNOUNCES SECOND QUARTER 2001 RESULTS


NEW YORK, August 7, 2001 - MetLife, Inc. (NYSE: MET) today reported a 12% increase in after-tax operating earnings to $419 million for the three months ended June 30, 2001 from $374 million for the same period in 2000. Diluted operating earnings per share for the second quarter of 2001 were $0.54, compared with $0.48 for the same period last year.

Operating earnings for the first half of 2001 increased 7% to $803 million from $753 million in the prior year period. Diluted operating earnings per share for the first six months of 2001 were $1.03, compared with $0.96, on a pro-forma basis, for the same period last year.

Net income for the second quarter of 2001 was $320 million or $0.41 per share on a diluted basis. Net income for the 2001 quarter includes net investment losses of $99 million, net of income taxes. For second quarter 2000, the company reported a net loss of $115 million. The net loss for the 2000 quarter includes a one-time payout to transferred Canadian policyholders of $327 million associated with MetLife's demutualization, as well as demutualization expenses of $129 million and realized investment losses of $33 million, each net of applicable income taxes. Excluding the $327 million one-time payout and demutualization expenses of $129 million, net income for the second quarter of 2000 was $341 million or $0.44 per share on a diluted basis.


"We are pleased with our strong earnings which were achieved during a difficult market environment. This growth continues to demonstrate the strength of MetLife's diversified business," said Robert H. Benmosche, chairman and chief executive officer. "We are committed to achieving our revised full year earnings per share guidance of 12% growth for 2001 and 15% earnings per share growth in 2002."

MetLife, Inc. also announced that it has received notice from Santusa Holding, S.L., an affiliate of Banco Santander Central Hispano, S.A., that Santusa intends to sell up to 25 million shares of MetLife, Inc. common stock pursuant to the shelf registration statement filed by the company with the Securities and Exchange Commission on June 12, 2001. MetLife, Inc. expects to participate in this transaction as part of its repurchase program. The shares were originally acquired by Banco Santander in a private placement at the time of MetLife, Inc.'s initial public offering.



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SECOND QUARTER SEGMENT RESULTS

Individual Business
Individual Business operating earnings for the second quarter of 2001 decreased 4% to $186 million, compared with $194 million for the same period last year. The decrease includes a reduction in earnings on capital due to the Closed Block reinsurance transaction that occurred in October 2000. Excluding the effects of the reallocation of capital, operating earnings increased by approximately 4%. Investment and mortality margins improved over the same period last year, however this was partially offset by higher expenses and reduced fee income on separate account business due to lower equity values on variable products.

Total premiums and deposits decreased 7% to $3.42 billion from $3.67 billion from the year-ago quarter, driven by a reduction in annuity deposits. Total first year life insurance premiums and deposits increased 76% to $304 million from $173 million in the second quarter of 2000. These amounts include recurring and single premium corporate owned life insurance (COLI) sales. Excluding single premium COLI sales, recurring first year life insurance premiums and deposits increased 17% in the second quarter of 2001 to $202 million from $173 million.

First year premiums and deposits for variable and universal life insurance products more than doubled to $260 million from the same period in 2000. Excluding all the COLI business mentioned above, first year premiums and deposits for variable and universal life insurance products declined by 3% in the second quarter of 2001 to $122 million from $126 million. Annuity deposits were $1.30 billion, down 13% from the prior year period, due to the impact of volatile equity markets. While annuity deposits were down versus the year-ago period, annuity deposits were up 5% from the first quarter of 2001. Mutual funds sales were $937 million, down 20% from second quarter 2000. The decrease is due in part to customer concerns about market conditions. In addition, second quarter 2000 results include business from Nvest, L.P. and Nvest Companies, L.P., which were sold by MetLife on October 30, 2000.

Institutional Business
Institutional Business operating earnings were $204 million in the second quarter of 2001, up 38% from $148 million for the year-ago period. This increase was the result of wider investment spreads in a lower interest rate environment, as well as improved expense efficiencies. Operating earnings from group life increased 25% to $76 million from $61 million for the second quarter of 2000. Retirement and savings operating earnings increased 87% to $88 million from $47 million for the prior year period. Retirement and savings benefited from additional capital that was reallocated from Individual Business as a result of the Closed Block reinsurance transaction referred to above. Second quarter 2001 operating earnings from the non-medical health and other category remained at $40 million, as in the year-ago period.

Total premiums, fees and other revenues decreased 1% to $2.06 billion from $2.09 billion reported in second quarter 2000. Second quarter 2001 results include growth in group life and non-medical health, offset by lower premiums, fees and other revenues from the retirement and savings business.




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Group life premiums, fees and other revenues increased 7% over the year-ago period to $1.21 billion. Retirement and savings premiums, fees and other revenues were down 57% to $131 million from the prior year period. The premiums from retirement and savings can vary significantly from quarter to quarter. The decline in the current period reflects certain lump-sum deposits made in the second quarter of 2000.

Premiums, fees and other revenues for the non-medical health and other category increased 10% over the prior year period to $717 million. The second quarter of 2000 was unusually high primarily due to one-time premiums related to MetLife's demutualization. Several group policyholders chose cash instead of stock as their demutualization compensation and used the cash proceeds to prepay premiums.

Auto & Home
MetLife Auto & Home reported operating earnings of $11 million for the second quarter of 2001 compared with an operating loss of $13 million for the same period in 2000. Strong results for the second quarter of 2001 in the auto insurance business were offset by catastrophe and other weather-related losses in the homeowner's insurance business. These losses resulted primarily from wind and hailstorms in the Midwest.

International
In the second quarter of 2001, operating earnings from International operations were $11 million, up from $7 million in the year-ago period. This increase was due to earnings growth in the company's mature country operations, as well as recognizing recoverability of prior year tax losses.

Reinsurance
Operating earnings from this business segment were $16 million for the quarter, up from $9 million during the same period in 2000.

Asset Management
Operating earnings for the Asset Management segment were $1 million for the second quarter of 2001, down from $10 million in the year-ago period. Year-ago results include operating earnings from Nvest, L.P. and Nvest Companies, L.P., which were sold by MetLife on October 30, 2000.

MetLife sold Conning Corporation to Swiss Reinsurance Company on July 2, 2001. Going forward, the company's Asset Management segment will be comprised solely of State Street Research & Management Company.

Corporate, Other and Eliminations
This segment reported an operating loss of $10 million in the second quarter of 2001 versus operating earnings of $19 million during the same period in 2000. Second quarter 2000 includes unusually high investment income from corporate joint ventures.




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CORPORATE EVENTS

Share Repurchase
For the quarter ended June 30, 2001, the company repurchased approximately nine million shares of its common stock at an aggregate cost of $275 million through the MetLife Policyholder Trust and the company's repurchase program. From April 2000 to June 30, 2001, the company has bought back approximately 43 million shares at an aggregate cost of $1.12 billion. As of June 30, 2001, MetLife has authorization to repurchase approximately $1.09 billion under existing stock repurchase programs.

Earnings Conference Call
MetLife will hold a conference call later this morning from 11:00 a.m. to 12:00 p.m. (EDT) to discuss the second quarter results. A live Webcast of the call will be available over the Internet at either www.metlife.com (click on the "Investor Relations for MetLife, Inc." tab) or www.streetfusion.com. Those who want to listen to the call should go to the Web site at least 15 minutes early to register, and download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 2:30 p.m. (EDT) today until Tuesday, August 14, 2001, at 11:59 p.m. (EDT). To listen to a replay of the conference call over the telephone, dial 1-800-475-6701 (domestic callers) or 1-320-365-3844 (international callers). The access code for the replay is 592735. To access the replay of the conference call over the Internet, visit the above-mentioned Web sites.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.

                                    #  #  #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.



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Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (iv) catastrophe losses; (v) adverse litigation or arbitration results; (vi) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (vii) downgrades in the company's affiliates' claims paying ability or financial strength ratings; (viii) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; and (ix) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of our Quarterly Financial Supplement, please visit our Web site (www.metlife.com).

All references in this press release to MetLife's Web site are inactive textual references only, and you should be aware that the information contained on MetLife's Web site is not part of this document.


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                                 Metlife, Inc.
                 Consolidated Statements of Operating Earnings
                                   Unaudited
                          (Dollar amounts in millions)

                                    Three months ended June 30,     Six months ended June 30,
                                    ---------------------------     -------------------------
                                       2001          2000              2001          2000
                                      -------       ------           -------       -------
Premiums and fees                     $4,591        $4,564           $ 9,299       $ 8,894
Net investment income                  2,983         2,924             5,980         5,708
Other revenues                           373           574               784         1,180
  Total                                7,947         8,062            16,063        15,782

Policyholder benefits,
  claims and dividends                 4,794         4,747             9,744         9,263
Interest credited to
  policyholder account balances          723           724             1,483         1,421
Other expenses                         1,801         2,017             3,635         3,937
  Total                                7,318         7,488            14,862        14,621

Operating earnings, before
  provision for income taxes             629           574             1,201         1,161
Provision for income taxes               210           200               398           408
OPERATING EARNINGS                    $  419        $  374           $   803       $   753

                                 Metlife, Inc.
                              Financial Highlights
                                   Unaudited
              (Dollar amounts in millions, unless otherwise noted)

                                   At or for the three months     At or for the six months
                                         ended June 30,               ended June 30,
                                   ---------------------------    -------------------------
                                       2001          2000              2001          2000
                                      -------       ------           -------       -------
Other Financial Data:
  Operating earnings                    $  419       $  374           $   803       $   753
  Net income (loss)                     $  320       $ (115)          $   607       $   121
  Total assets under management
    (billions)                          $  304       $  421           $   304       $   421

Individual Business Sales Data:
  Total first year life premiums
    and deposits                       $   304       $  173           $   502       $   345
  Variable and universal life first
   year premiums and deposits          $   260       $  126           $   417       $   246
  Total annuity deposits               $ 1,295       $1,489           $ 2,528       $ 3,017
  Mutual fund sales                    $   937       $1,164           $ 1,965       $ 2,631

Earnings per Share Calculation:
  Weighted average common shares
    outstanding - diluted                774.9        780.7             780.1         783.7*
  Operating earnings per share
   - diluted                           $  0.54       $ 0.48           $  1.03       $  0.96*
  Net income after date of
    demutualization per share
    - diluted                          $  0.41       $ 0.44           $  0.78       $  0.44*

* Note: MetLife, Inc.'s initial public offering took place on April 5, 2000. Weighted average common shares outstanding - diluted, operating earnings per share - diluted and net income after date of demutualization per share - diluted for the six months ended June 30, 2000 are pro-forma assuming 786.8 million common shares outstanding beginning January 1, 2000 through the date of IPO.
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                                 MetLife, Inc.
                               Balance Sheet Data
                                   Unaudited
              (Dollar amounts in millions, unless otherwise noted)


                                                                   At               At
                                                                 June 30,       December 31,
                                                                  2001             2000
                                                                ---------       ------------
Balance Sheet Data:
 General account assets                                         $189,445          $184,768
 Separate account assets                                          65,332            70,250
                                                                --------          --------
  Total assets                                                  $254,777          $255,018
 Policyholder liabilities (including amounts of closed block)   $145,049          $143,455
 Short-term debt                                                $  2,121          $  1,094
 Long-term debt                                                 $  2,309          $  2,426
 Company-obligated mandatorily redeemable capital securities    $  1,094          $  1,090
 Common stock, at par value                                     $      8          $      8
 Capital in excess of par value                                 $ 14,926          $ 14,926
 Retained earnings                                              $  1,628          $  1,021
 Treasury stock                                                 $ (1,124)         $   (613)
 Accumulated other comprehensive income                         $  1,325          $  1,047
 Total equity                                                   $ 16,763          $ 16,389
